Exhibit B-57

AMENDMENT NO. 2 TO THE AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
STRATEGIC ENERGY, L.L.C.

         This Amendment No. 2 (this "Amendment") to the Amended and Restated Limited Liability Company Agreement of Strategic Energy, L.L.C. dated as of December 31, 1999, as amended by Amendment No. 1 to the Amended and Restated Limited Liability Company Agreement of Strategic Energy, L.L.C. dated April 27, 2001 (collectively, the "LLC Agreement") is made and entered into as of this 25th day of March, 2003, by and between Custom Energy Holdings, L.L.C., a Delaware limited liability company ("CE" or the "Member") and Strategic Energy, L.L.C., a Delaware limited liability company (the "Company"), but shall be effective as January 3, 2003.

         WHEREAS, the owners of all of the issued and outstanding Series SEL Economic Interests and Series SEL Voting Interests (as those terms are defined in the Second Amended and Restated Limited Liability Company Agreement of Custom Energy Holdings, L.L.C., dated as of July 26, 2002) in CE are SE Holdings, L.L.C., a Delaware limited liability company ("Holdings"), Innovative Energy Consultants Inc., a Missouri corporation ("IEC"), and KLT Energy Services Inc., a Missouri corporation ("KLT"); and

         WHEREAS, the Member and the Company wish to amend the LLC Agreement to reflect such current ownership;

         NOW, THEREFORE, in consideration of the mutual covenants and benefits set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1.     The second paragraph of Section 3.1 of the LLC Agreement hereby is amended and restated to read in its entirety as follows:

The Management Committee shall consist of four (4) representatives, two (2) of whom shall be appointed by KLT, one (1) of whom shall be appointed by IEC, and one (1) of whom shall be appointed by Holdings. In the event of the resignation or death of a representative, the vacancy shall be promptly filled by a nominee of the Person who appointed the departing representative. The appointment of each representative on the Management Committee subsequent to the initial representatives named in this Section 3.1 shall be evidenced by an appointment, and acceptance of appointment, in a writing delivered to the Company by the Person entitled to appoint such representative. Each representative will serve on the Management Committee at the pleasure of the Person appointing him or her. The Management Committee shall, as of the effective date of Amendment No. 2 to this LLC Agreement, consist of Mark R. Schroeder and David J. Haydon (appointed by KLT), Andrea Bielsker (appointed by IEC) and Richard M. Zomnir (appointed by Holdings).

          2.     This Amendment shall be effective as of January 3, 2003.

         IN WITNESS WHEREOF, the parties hereto have signed this Amendment on the date first above written.

Custom Energy Holdings, L.L.C.,
a Delaware limited liability company

By:/s/David J. Haydon
David J. Haydon, President and Chief
Executive Officer

Strategic Energy, L.L.C.,
a Delaware limited liability company

By:/s/Richard M. Zomnir
Richard M. Zomnir, President and Chief
Executive Officer

Consented to by the holders of Series SEL Voting Interests:

SE Holdings, L.L.C.,
a Delaware limited liability company

By:/s/Richard M. Zomnir
Richard M. Zomnir, CEO & President

KLT Energy Services Inc.,
a Missouri corporation

By:/s/David J. Haydon
David J. Haydon, President

Innovative Energy Consultants Inc.,
a Missouri corporation

By:/s/Mark G. English
Name:  Mark G. English
Title:  Secretary